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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated June 14, 1996, relating to the consolidated financial statements of LaserVision Centers, Inc. and Subsidiaries, which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Consolidated Financial Data."


/s/ Price Waterhouse LLP


Price Waterhouse LLP

St. Louis, Missouri

July 12, 1996